Exhibit 10.1

TEAM, INC.
NOTICE OF GRANT

for Stock Units awarded under the
Team, Inc. 2006 Stock Incentive Plan

Team, Inc. (the “Company”) has granted to Participant (as designated below) a long-term incentive award pursuant to the Team, Inc. 2006 Stock Incentive Plan (as amended and/or restated, the “Plan”) and subject to the additional terms and conditions provided under the Team, Inc. Stock Unit Award Agreement, a copy of which is attached as Exhibit A (“Award Agreement”).  By continuing to provide services to the Company and/or any of its Affiliates, Participant is deemed to have accepted the terms and conditions of this Notice of Grant, the Award Agreement and the Plan.  Any capitalized terms not defined herein are defined in the Plan and/or the Award Agreement.

1.	Grant Terms:

Participant Name:	_____________________

Date of Grant:	October 15, 2013

Dollar Value on Date of Grant:	$_____________

Number of Stock Units:	________________

2.	Vesting Schedule: The Participant’s Stock Units shall become vested in accordance with the following schedule:

Number of Stock Units	Scheduled Vesting Date
October 15, 2014
October 15, 2015
October 15, 2016
October 15, 2017

Except as provided in the Plan or the Award Agreement, the Participant’s right to receive any amounts under this Notice or the Award Agreement shall be forfeited on the date Participant ceased to be employed by the Company and its Affiliates.

TEAM, INC.	ACCEPTED AND AGREED:
PARTICIPANT

By: ___________________________	By: _________________________
Philip J. Hawk	Printed Name: _________________
Chairman and Chief Executive Officer	Date Signed: __________________

Exhibit “A”

Team, Inc.
Stock Unit Award Agreement

for Stock Units awarded under the
Team, Inc. 2006 Stock Incentive Plan

This Stock Unit Award Agreement (the “Agreement”) is entered into between Team, Inc. (the “Company”) and each individual (the “Participant”) who holds a Notice of Stock Unit Award Certificate (the “Award Certificate”), incorporated herein by reference.

1.           Stock Unit Award.

On the Date of Grant specified on the Award Certificate, the Company has awarded to the Participant, a Stock Unit which represents an unfunded, unsecured promise by the Company to deliver common shares of the Company (“Shares”) pursuant to the vesting schedule on the Participant’s Award Certificate.

This Stock Unit has been granted under the Team, Inc. 2006 Stock Incentive Plan (as amended and/or restated, the “Plan”) and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Agreement.  Capitalized terms used in this Agreement which are not specifically defined will have the meanings defined under the Plan.  In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall control.

2.           Terms and Conditions.

(A)           Vesting Date.  Subject to the conditions set forth in the Plan and this Agreement, the Stock Units issued to Participant will vest on the Vesting Dates (as defined below) listed in the Award Certificate.

(B)           Settlement of Units.  Except as provided in Subsection (C) below, the Company will issue one Share to Participant on the date each Stock Unit is scheduled to become vested under the terms of the Award Certificate (“Vesting Date”).  As a ministerial matter, the Company shall cause the issuance and delivery of Shares to the Participant as soon as practicable after each designated Vesting Date and in any event within twenty (20) business days after such designated Vesting Date; provided, however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such Shares according to the delivery instructions; and provided further that if any law, regulation or order of the Securities and Exchange Commission (the “Commission”) or other body having jurisdiction shall require the Company or the Participant to take any action in connection with the delivery of the Shares, then, subject to the other provisions of this Section, the date on which such delivery shall be deemed to have occurred shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.

(C)           Accelerated Vesting.

(i)           Death.  If Participant dies while actively employed by the Company or an Affiliate, as applicable, all of Participant’s Stock Units will automatically vest and the Company shall immediately thereafter issue one Share to Participant for each of his or her Stock Units.

(ii)           Change of Control.  Notwithstanding any other provision of this Agreement, upon a Change of Control of the Company all Stock Units granted the Participant under this Agreement will vest and the Company shall immediately thereafter issue one Share to Participant for each of his or her Stock Units.

(D)           Rights as a Stockholder.  Except as otherwise specifically provided in this Agreement, the Participant shall not be entitled to any rights of a stockholder with respect to the Stock Units.  A Participant shall have no right to receive dividend equivalent payments with respect to Shares that may be received pursuant to the Award Certificate and this Agreement.

(E)           Non-Transferability of Stock Unit.  This Stock Unit may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, or pursuant to a court order in the event of divorce.  The terms of the Plan, this Agreement and the Award Certificate shall be binding upon the executors, administrators, heirs, successors, representatives and assignees of Participant.

(F)           Responsibility for Taxes.  Regardless of any action the Company or an Affiliate takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax Related Items”), the Participant acknowledges that the ultimate liability for all Tax Related Items legally due by him or her is and remains the Participant’s responsibility and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Stock Unit grant, including the grant of Stock Units, the vesting of Stock Units, the conversion of the Stock Units into Shares or the receipt of an equivalent cash payment, the subsequent sale of Shares acquired and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Stock Unit to reduce or eliminate the Participant’s liability for Tax-Related Items.

Prior to the issuance of Shares on a designated delivery date or the receipt of an equivalent cash payment, the Participant shall pay, or make adequate arrangements satisfactory to the Company (in its sole discretion) to satisfy all withholding and payment on account obligations of the Company or any of its Affiliates.  In this regard, Participant authorizes the Company or its Affiliate, as applicable, to withhold all applicable Tax Related Items legally payable by Participant from Participant’s wages or other cash compensation payable to Participant by the Company or its Affiliate, as applicable, or from any equivalent cash payment received upon vesting of the Stock Units.  Alternatively, the Company may, in its sole discretion, (i) sell or arrange for the sale of Shares to be issued on the vesting of Stock Units to satisfy the withholding or payment on account obligation, and/or (ii) withhold in Shares, provided that the Company and Participant’s actual Employer (defined below) shall withhold only the amount of Shares necessary to satisfy the minimum withholding amount.  Participant shall pay to the

Company or to the Employer any amount of Tax Related Items that the Company may be required to withhold as a result of the Participant’s receipt of Stock Units, the vesting of Stock Units, the receipt of a dividend equivalent cash payment, or the conversion of vested Stock Units to Shares that cannot be satisfied by the means previously described.  The Company may refuse to deliver Shares to Participant if Participant fails to comply with his or her obligation in connection with the Tax Related Items as described herein.  For purposes of this provision, the terms “Employer” means the Company (if the Participant is employed by the Company) or the Affiliate of the Company that employs the Participant.

To the extent that any portion of the Stock Units is treated as includible in Participant’s income prior to the date that shares are delivered to Participant under this Agreement, the Company and the Participant’s Employer, as applicable, are hereby authorized and directed to either (i) require Participant to make payment of such taxes to the Company or Participant’s Employer, as applicable, through delivery of cash or a cashier’s check within five (5) calendar days after the Company or the Participant’s Employer, as applicable, is required to remit such taxes to the Internal Revenue Service, or (ii) withhold from Participant’s regular wages, bonus or other compensation payments the amount of any tax required to be withheld.

For Participants employed at international (non-US) locations:

The Company or Participant’s Employer, as applicable, will assess its requirements regarding tax, social insurance and any other payroll tax (“Tax Obligations”) withholding and reporting in connection with the Stock Units or Shares. These requirements may change from time to time as laws or interpretations change. Regardless of the actions of the Company or Participant’s Employer, in this regard, Participant hereby acknowledges and agrees that the ultimate liability for any and all Tax Obligations is and remains his or her responsibility and liability and that the Company and Participant’s Employer make no representations nor undertakings regarding treatment of any Tax Obligation as a result of the grant or vesting of the Stock Units, and Participant agrees to make arrangements satisfactory to the Company or Participant’s Employer, as applicable, to satisfy all withholding requirements. Employee authorizes the Company or Participant’s Employer, as applicable, to withhold all applicable Tax Obligations legally due from Participant from his or her wages or other cash compensation to be paid him or her by the Company or Participant’s Employer.

(G)           Expiration.  The Participant will forfeit all unvested Stock Units upon Termination of Employment for any reason, other than death, a Change of Control, or a Special Vesting Agreement (as defined below).

(H)           Legality of Initial Issuance.  No Shares shall be issued upon the vesting of a Stock Unit unless and until the Company has determined that:

(i)   The Company and, if applicable, the Participant have taken any or all actions required to register the Shares pursuant to all applicable securities laws or to perfect an exemption from the registration requirements thereof;

(ii)   Any applicable listing requirement of any stock exchange or other securities market on which Shares are listed has been satisfied; and

(iii)   The Participant has taken actions, satisfactory to the Company, to pay applicable taxes as described in Subsection 2(F).

3.           Return of Share Value.

(A)           By accepting this Award, Participant hereby agrees that if the Company determines that Participant engaged in Conduct Detrimental to the Company (as defined below) during his or her employment with the Company and/or an Affiliate, or during the one-year period following the Participant’s Termination of Employment, Participant shall be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value (defined below) and all unvested amounts are forfeited.  Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company and/or Participant’s Employer, due to Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.

(B)           By accepting this Award, Participant hereby agrees that if the Participant’s Termination of Service with the Company or an Affiliate, as applicable, is designated by the Committee as a Special Vesting Agreement, Participant may be permitted to continue to become vested in the Shares.  If that occurs, in addition to the restriction above in Subsection (A) concerning conduct during employment and for one year after Termination of Employment, Participant agrees that he or she will not engage in Conduct Detrimental to the Company during the remaining vesting period as provided in the Award Certificate.  If Participant engages in Conduct Detrimental to the Company during the remaining portion of the vesting period, then Participant shall (i) forfeit all of the unvested Shares, and (ii) be required, upon demand, to return to the Company, in the form of a cash payment, the Returnable Share Value paid to date.  Participant understands and agrees that the repayment of the Returnable Share Value is in addition to and separate from any other relief available to the Company due to Participant’s Conduct Detrimental to the Company, including injunctive relief, attorneys’ fees and damages.

4.           Definitions.

The following definitions shall apply for purposes of this Agreement:

(A)           “Conduct Detrimental to the Company” means:

(i)           Participant engages in Serious Misconduct (whether or not such Serious Misconduct is discovered by the Company prior to the Participant’s Termination of Employment);

(ii)           Participant breaches his or her obligations to the Company, or an Affiliate, with respect to confidential and proprietary information or trade secrets;

(iii)           Participant Competes with the Company or an Affiliate;

(iv)           Participant directly or indirectly, solicits, recruits, advises, attempts to influence or otherwise induce or persuade, directly or indirectly (including encouraging another person to influence, induce or persuade), any customer or vendor of the Company or any of its Affiliates to materially decrease or terminate its relationship with the Company or its Affiliates, within the geographic area that Participant had direct business responsibility for during the term of his/her employment with the Company or with an Affiliate;

(v)           Participant directly or indirectly, solicits, recruits, advises, attempts to influence or otherwise induce or persuade, directly or indirectly (including encouraging another person to influence, induce or persuade), any person employed by the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates (except for those actions that are within the scope of Participant’s employment that are taken on behalf of the Company or its Affiliates); or

(vi)           Participant seeks to have any of the obligations listed above in (i)-(v) found unenforceable or invalid for any reason.

Participant acknowledges that the Conduct Detrimental to the Company is worthy of protection by these promises due to the nature of the harm that would be caused by such actions because Participant acknowledges that the Company and, if applicable, its Affiliate, has promised and the Participant has been entrusted with access to significant confidential or trade secret or propriety information of the Company or its Affiliates, as well as access to relationships and information regarding the Company’s or its Affiliates’ customers, vendors, and employees.

(B)           “Compete.”  For purposes of this provision, Participant shall be deemed to “compete” with the Company if he or she, directly or indirectly:

(i)           Is a principal, owner, officer, director, shareholder or other equity owner (other than a holder of less than 5% of the outstanding shares or other equity interests of a publicly traded company) of a Direct Competitor (as defined below);

(ii)           Is a partner or joint venture in any business or other enterprise or undertaking with a Direct Competitor; or

(iii)           Serves or performs work (including consulting or advisory services) for a Direct Competitor, that is similar in a material way to the work that Participant performed for the Company or any of its Affiliates, in the twelve months preceding the Participant’s Termination of Employment, or that involves the use of the Company’s or any of its Affiliates’, confidential, trade secret or proprietary information.

(C)           “Direct Competitor” means any entity, or other business concern that within the geographic area that Participant had direct business responsibility for during the term of his employment with the Company or its Affiliates, offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered or marketed, or that are actively developed, by the Company or any of its Affiliates, as of the date Participant’s Service ends.

(D)           “Special Vesting Agreement” means an agreement in which the Compensation Committee, in its sole discretion, elects to permit some or all of the Participant’s Stock Units to continue vesting following the Participant’s Termination of Employment with the Company or with an Affiliate, as applicable, in exchange for Participant’s strict compliance with designated post-termination conditions, as determined by the Committee pursuant to a written agreement executed at the time the Participant’s Termination of Employment occurs.

(E)           “Returnable Share Value” means a cash amount equal to the gross value of the Shares that were issued to Participant in the one-year period prior to the Company’s determination that Participant engaged in Conduct Detrimental to the Company pursuant to this Agreement, determined as of the date such Shares were issued to Participant and using the Fair Market Value (as defined in the Plan) of the Company’s common stock on that date.  For purposes of clarity, if a Participant’s shares have an extended vesting period due to a Special Vesting Agreement, then the Returnable Share Value amount shall include all shares that became vested during the one-year period ending on the date the Participant first engaged in an action that is treated as Conduct Detrimental to the Company.

(F)           “Serious Misconduct” shall mean embezzlement or misappropriation of Company, or Affiliate, funds or other Company, or Affiliate, assets, including confidential or trade secret information, commission of an illegal act or the willful failure to comply with the policies and procedures of the Company, or an Affiliate, as determined by the Committee, in its sole discretion.

(G)           “Service” shall mean the period during which a Participant is considered to be an employee of the Company or of an Affiliate, and shall not include any notice period.

5.           Additional Provisions

(A)           Notices.  The Company may deliver any notice required by the terms of this Agreement in writing or by electronic means.  Any such notice that is given in writing shall be deemed effective upon personal delivery or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid.  The notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(B)           Entire Agreement.  This Agreement, the Award Certificate and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, however, that the provisions of the Plan shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Plan shall prevail over the provisions of this Agreement or the Award Certificate.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(C)           Governing Law.  This Agreement and the Plan shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

(D)           Administration.  Any determination by the Company and its counsel in connection with any question or issue arising under this Agreement, the Award Certificate, or the Plan shall be conclusive and binding on the Participant and all other persons, having an interest hereunder.

(E)           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and to the Participant, the Participant’s executors, administrators, heirs, successors, representatives and assignees.

(F)           Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to the Stock Unit granted under and participation in the Plan or future Stock Units that may be granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan and sign the Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(G)           Code Section 409A.  This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith.  To the extent there is any ambiguity in this Agreement as to its compliance with Section 409A, this Agreement shall be read to conform with the requirements of Section 409A, and the Company may at its sole discretion amend or replace this Agreement to cause this Agreement to comply with Section 409A. Neither the Company nor Participant shall have the right to accelerate or defer the delivery of any amount payable under this Agreement except to the extent specifically permitted or required by Code Section 409A.  Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A.  In any event, the Company makes no representations or warranty and shall have no liability to Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(H)           Employment Relationship.  For purposes of this Agreement, Participant shall be considered to be in the employment of the Company as long as Participant remains an employee of either the Company or an Affiliate.  Nothing in the adoption of the Plan or the award of the Stock Units thereunder pursuant to this Agreement shall confer upon Participant the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or the Company for any reason whatsoever, with or without cause.  Any question as to whether and when there has been a Termination of Employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.